Exhibit 4.2
QUICKSILVER RESOURCES INC.
AND
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as TRUSTEE

FIRST SUPPLEMENTAL INDENTURE
Dated as of July 31, 2009

     This FIRST SUPPLEMENTAL INDENTURE, dated as of July 31, 2009 (this “First Supplemental Indenture”), between QUICKSILVER RESOURCES INC., a Delaware corporation (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America (as successor in interest to JPMorgan Chase Bank, National Association (the “Initial Trustee”)), as trustee (the “Trustee”).
W I T N E S S E T H
     WHEREAS, the Company and the Initial Trustee executed and delivered an Indenture, dated as of November 1, 2004 (the “Original Indenture”), pursuant to which the Company has issued $150,000,000 of aggregate principal amount of 1.875% Convertible Subordinated Debentures Due 2024 (the “Notes”);
     WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by this First Supplemental Indenture, is herein called the “Indenture”;
     WHEREAS, in the fourth quarter of 2006, the Trustee assumed and succeeded to all of the rights and obligations of the Initial Trustee under the Original Indenture, as supplemented on or before such date;
     WHEREAS, Section 10.02 of the Original Indenture provides that, subject to certain conditions, the Company and the Trustee may amend or supplement the Indenture with the consent of the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding;
     WHEREAS, pursuant to the Company’s Consent Solicitation Statement dated July 22, 2009, the consent of the holders of not less than a majority in aggregate principal amount of the Notes outstanding has been obtained to amend the definition of “Designated Subsidiary” contained in Section 1.01 of the Indenture as set forth below;
     WHEREAS, the Board has approved the amendment to the Indenture to be effected pursuant to this First Supplemental Indenture; and
     WHEREAS, all conditions necessary to authorize the execution and delivery of this First Supplemental Indenture and make it a valid and binding obligation of the Company, in accordance with its terms, have been done or performed.
     NOW THEREFORE, in consideration of the foregoing, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
ARTICLE 1
     Section 1.01. Effect. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
     Section 1.02. Effective Time. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company and the Trustee.
ARTICLE 2
     Section 2.01. Amendment. The definition of “Designated Subsidiary” contained in Section 1.01 of the Indenture is hereby amended to read in its entirety as follows:
     “Designated Subsidiary” of the Company means any existing or future, direct or indirect, Subsidiary of the Company whose assets constitute 15% or more of the Company’s total assets on a consolidated basis, provided that any entity designated as an “Unrestricted Subsidiary” under the Company’s outstanding Senior Notes due August 1, 2015, Senior Notes due January 1, 2016 or Senior Subordinated Notes due April 1, 2016 or any refinancings or replacements thereof shall be excluded from the definition of “Designated Subsidiary” for purposes of Section 6.01(h). For purposes of Section 6.01(i) and (j) hereof, “Designated Subsidiary” shall also mean any group of two or more Subsidiaries that, taken as a whole, would constitute a “Designated Subsidiary.”
ARTICLE 3
     Section 3.01. Ratification of Indenture. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.
     Section 3.02. Defined Terms. All capitalized terms used but not defined herein shall have the same respective meanings ascribed to them in the Indenture.
     Section 3.03. Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all of the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
     Section 3.04. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     Section 3.05. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     Section 3.06. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this First Supplemental Indenture.
     Section 3.07. Recitals by the Company. The recitals hereto are statements only of the Company and shall not be considered statements of or attributable to the Trustee.

     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

QUICKSILVER RESOURCES INC.

By:	/s/ Phililp Cook

Name: Philip Cook
Title: Senior Vice President — Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Julie Hoffman-Ramos

Name: Julie Hoffman-Ramos
Title: Assistant Treasurer